Exhibit 99.1

LogicMark, Inc. Announces Adoption of Shareholder Rights Agreement

LOUISVILLE, KY, November 1, 2024 --  LogicMark, Inc. (Nasdaq: LGMK), (“LogicMark” or the “Company”), a provider of personal safety, emergency response systems (PERS), health communications devices, and technology for the growing care and safety economy, today announced that it has entered into a Rights Agreement with Nevada Agency and Transfer Company (the “Rights Agreement”) to protect shareholder rights and long-term shareholder value.

This decision has been taken in response to recent actions by Winvest Investment Fund Management Corp. (“Winvest”), which recently disclosed in public filings with the U.S. Securities and Exchange Commission (“SEC”) that it (i) purportedly owns approximately 67% of LogicMark's common stock (“Common Stock”) and (ii) attempted to implement significant changes to the Company's bylaws by written consent (the “Winvest Consent”), including the replacement of certain members of LogicMark’s Board of Directors (the “Board”).

As reported in the Schedule 13D amendment filed by Winvest with the SEC on October 30, 2024, the Company delivered a cease and desist letter to Winvest on October 29, 2024, informing Winvest that the disclosure of its beneficial ownership in its public filings was materially inaccurate and that Winvest’s attempted actions described in the Winvest Consent violated state and federal law because it was not the holder of a majority of the Company’s voting stock. To date, Winvest’s only response via counsel has been that it does not agree with the Company’s assessment and that it would proceed accordingly.

Chia-Lin Simmons, President and Chief Executive Officer of LogicMark, commented, "Following a Board meeting held on October 30, 2024, LogicMark's Board, in consultation with its legal advisors, determined that under the circumstances, immediately implementing a Rights Agreement would best serve the long-term interests of the Company and its shareholders by preventing actions by Winvest, which the Board believes would undermine shareholder value.

The Rights Agreement aims to safeguard LogicMark's independence against Winvest’s recent actions and others who may attempt to assume control of the Company while maintaining the flexibility for potential future partnerships or acquisitions that align with long-term shareholder value."

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The Board and management believes that the adoption of the Rights Agreement provides several benefits to LogicMark shareholders, including the following:

●	Commitment to Long-Term Stability: The Board's adoption of the Rights Agreement shows a dedication to safeguarding shareholders' interests, focusing on the Company's stability and growth. It also indicates that the Board considers unsolicited takeover attempts as potentially risky to shareholder value.

●	Openness to Future Partnerships: While the Rights Agreement discourages hostile takeovers, it doesn't limit the possibility of mergers or acquisitions that align with shareholder interests and have Board approval. This keeps the door open for future partnerships that could increase shareholder value.

●	Hostile Takeover Protection: The Rights Agreement is structured to block any entity or individual from gaining control of LogicMark without Board approval. The possibility of a Right dividend —often referred to as a "poison pill"— that would occur once a person or entity acquires beneficial ownership of 15% or more of the Company's outstanding shares, aims to make such an acquisition prohibitively expensive or unattractive.

For more information regarding the Rights Agreement, the rights contemplated thereunder, and the Company’s newly-established Series G Non-Convertible Voting Preferred Stock, please refer to the Company’s Current Report on Form 8-K to be filed with the SEC on November 1, 2024 as well as any LogicMark's future filings with the SEC. The associated press release and SEC filings will also be accessible on the Company’s investor relations website.

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About Us

LogicMark, Inc. (Nasdaq: LGMK) is on a mission to let people of all ages lead a life with dignity, independence, and the joy of possibility. The Company provides personal safety, personal emergency response systems (PERS), software apps, health communications devices, services, and technologies to create a Connected Care Platform. Made up of a team of leading technologists with a deep understanding of IoT, AI, and machine learning and a passionate focus on understanding consumer needs, LogicMark is dedicated to building a 'Care Village' with proprietary technology and creating innovative solutions for the care economy. The Company's PERS technologies are sold through the United States Veterans Health Administration, dealers, distributors, and direct-to-consumer. LogicMark has been awarded a contract by the U.S. General Services Administration that enables the Company to distribute its products to federal, state, and local governments. For more information visit LogicMark.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein concerning the successful execution of the Company's business strategy, including without limitation, the Company’s intentions and beliefs regarding Winvest’s actions and the Company’s intended purposes for establishing entering into the Rights Agreement and establishing the Rights and their anticipated benefits to the Company and its shareholders. The Company's actual results could differ materially from those anticipated in these forward-looking statements due to various factors. Such risks and uncertainties include, among other things, the Company’s ability to successfully implement the Rights Agreement and defend shareholder value against Winvest’s actions, the Company’s ability to establish and maintain the proprietary nature of our technology through the patent process, as well as the Company’s ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company's ability to implement its long-range business plan for various applications of its technology; the Company's ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company's technology; the Company's ability to maintain its Nasdaq listing for its Common Stock; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the SEC.

Investor Relations Contact

investors@logicmark.com

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